Exhibit 5.1

[Jones Day Letterhead]

June 18, 2014

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Re:	5,750,000 Shares of Common Stock and $400,000,000 Aggregate Principal Amount of 1.50% Convertible Senior Notes due 2021 and of Verint Systems Inc.

Ladies and Gentlemen:

We have acted as counsel for Verint Systems Inc, a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 5,750,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (Common Stock”), pursuant to the Underwriting Agreement, dated as of June 12, 2014 (the “Common Stock Underwriting Agreement”), entered into by and between the Company and Goldman, Sachs & Co., acting as representative of the several underwriters named therein, and (ii) $400,000,000 in aggregate principal amount of 1.50% Convertible Senior Notes due 2021 of the Company (the “Notes” and, together with the Shares, the “Securities”) pursuant to the Underwriting Agreement, dated as of June 12, 2014, entered into by and between the Company and Deutsche Bank Securities Inc., acting as representative of the several underwriters named therein. The Notes are being issued pursuant to an indenture (the “Base Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The Notes are convertible, subject to certain limitations and adjustments set forth in the Indenture, into shares of the Common Stock, cash or a combination of cash and Common Stock (such shares of Common Stock, the “Underlying Shares”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Common Stock Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	The Notes constitute valid and binding obligations of the Company.

Verint Systems Inc.

June 18, 2014

3.	The Underlying Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion in paragraph 2 is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-196612), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectuses constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

    Very truly yours,

/s/ Jones Day